As filed with the Securities and Exchange Commission
                            on September 21, 1995

                                          Registration No.33-79794

------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                       EXCALIBUR TECHNOLOGIES CORPORATION
               [Exact name of issuer as specified in its charter]

               Delaware                               85-0278207
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                    Identification No.)


                             9255 Towne Centre Drive
                                    9th Floor
                           San Diego, California 92121
                                 619-625-7900
 (Address,        including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  J.M. Kennedy
                             Chief Executive Officer
                             9255 Towne Centre Drive
                           San Diego, California 92121
                                 619-625-7900
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              Jay H. Diamond, Esq.
                            Holtzmann, Wise & Shepard
                                   45th Floor
                           1271 Avenue of the Americas
                            New York, New York 10020
                                (212) 554-8000


         Approximate date of commencement of proposed sale to public:
              From time to time after the effective date of this
                             Registration Statement

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                                ----------------

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       EXCALIBUR TECHNOLOGIES CORPORATION

                Cross-Reference Sheet Pursuant to Rule 404(a)
                      and Item 501(b) of Regulation S-K

     Form S-3 Item Number and Caption       Caption in Prospectus
       -----------------------------    --------------------------------
1.     Forepart of the Registration     Cover Page
       Statement and Outside Front
       Cover Page of Prospectus

2      Inside Front and Outside Back    Inside Front and Outside Back
       Cover Pages of Prospectus        Cover Pages of Prospectus;
                                        Available Information

3.     Summary Information, Risk        Prospectus Summary; The Company;
       Factors and Ratio of Earnings    Risk Factors
       to Fixed Charges

4.     Use of Proceeds                  Use of Proceeds

5.     Determination of Offering Price  Not Applicable

6.     Dilution                         Dilution

7.     Selling Security Holders         Selling Shareholder

8.     Plan of Distribution             Cover Page; Plan of
                                        Distribution; Selling
                                        Shareholder

9.     Description of Securities to be  Cover Page; Description of
       Registered                       Common Stock

10.    Interests of Named Experts and   Legal Matters
       Counsel

11.    Material Changes                 Not Applicable

12.    Incorporation of Certain         Incorporation of Certain
       Information by Reference         Information by Reference

13.    Disclosure of Commission         Not Applicable
       Position on Indemnification

               Subject to Completion, dated September --, 1995

                                   PROSPECTUS

                       EXCALIBUR TECHNOLOGIES CORPORATION

                        2,000,000 SHARES OF COMMON STOCK


      This Prospectus relates to 2,000,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Excalibur Technologies Corporation, a Delaware corporation (the "Company"). The Shares being registered are intended to cover shares of Common Stock of the Company that Allen & Company Incorporated ("Allen"), as a registered securities broker-dealer, may sell from time to time solely as a market maker in the National Association of Securities Dealers Inc. Automated Quotation ("NASDAQ") system from among shares of the Company's Common Stock that Allen has purchased as a NASDAQ market maker from persons other than the Company. The Company will not receive any proceeds from the sale of the Shares by Allen. See "Plan of Distribution."

      The Company will pay all the expenses, estimated to be approximately $17,000, in connection with this offering, other than underwriting commissions and discounts and counsel fees and expenses of Allen.

                                   ---------

          AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A
                   HIGH DEGREE OF RISK. SEE "RISK FACTORS."

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ---------

      The Company's Common Stock is traded in the over-the-counter market and included in the NASDAQ National Market System under the symbol EXCA. The last reported sale price of the Common Stock reported in the NASDAQ National Market System on September 18, 1995 was $16.50 per share.


              The date of this Prospectus is September --, 1995.

                                TABLE OF CONTENTS


                                                                            Page
Available Information.......................................    3
Incorporation of Certain Information by Reference...........    3
The Company.................................................    5
Risk Factors................................................    6
Plan of Distribution........................................    10
Use of Proceeds.............................................    10
Dilution....................................................    10
Selling Shareholder.........................................    11
Description of Capital Stock................................    11
Legal Matters...............................................    14



                             -----------------------





NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ALLEN & COMPANY INCORPORATED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              AVAILABLE INFORMATION


      This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which is filed with the Securities and Exchange Commission (the "Commission"). The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files, reports, proxy statements and other information with the Commission. For further information with respect to the Company, reference is made to such Registration Statement and the exhibits thereto, and to such reports, proxy statements and other information filed with the Commission. Such Registration Statement, reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661.


              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed by the Company with the Commission (File No. 0-9747) are incorporated by reference:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995.

      2. The Company's Quarterly Reports on Form 10-Q for the three months ended April 30 and July 31, 1995.

      3. The Company's Current Reports on Form 8-K filed June 7, July 7 and August 4, 1995.

      4. The Company's Report on Form 8-K/A filed September 12, 1995 amending its Current Report on Form 8-K, filed August 4, 1995.

      All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Copies of any and all documents that have been incorporated by reference herein, other than exhibits to such documents, may be obtained upon request without charge from the Company's Corporate Secretary, Excalibur Technologies Corporation, 9255 Towne Centre Drive, 9th Floor, San Diego, California 92121, telephone number (619) 625-7900. Please specify the information desired when making such request.

                                   THE COMPANY

      The Company is a leader in the development and sale of document imaging and multimedia information retrieval software, based on adaptive pattern recognition ("APRP(TM)) technology. This technology, which identifies patterns in the binary representations of data, permits information storage with automatic indexing and content-based retrieval, or "fuzzy searching," with accuracy and speed. Using this technology, the Company has developed a family of software retrieval products, including libraries, servers and applications, which index, search and retrieve multimedia data -- text, image, signal and full motion video. The libraries and servers are suitable to be used by Value Added Revelers (VARs"), System Integrators ("SIs"), Original Equipment Manufactures ("OEMs") end-user customers, and systems and software companies to index, search and retrieve multimedia data in software applications and systems. The Company's principal application software product, an off-the-shelf, commercially available document imaging and information retrieval system, has been developed using the Company's text library, and is sold primarily through VARs and relationships with other software vendors.

      The Company markets and distributes its products through VARs, SIs, OEMs, direct sales, a distribution agreement with Digital, and a marketing agreement with IBM. As of January 31, 1995, more than 500 customers were using the Company's document imaging and information retrieval products.

      The Company has established a wholly-owned subsidiary in the United Kingdom, Excalibur Technologies International, Ltd. ("ETIL"), which began operations in July 1992. Except as otherwise indicate, the term "Company" refers to Excalibur Technologies Corporation and its subsidiary.

      On July 20, 1995 Excalibur acquired all of the outstanding shares of stock of ConQuest Software, Inc. ("ConQuest"), a private company located in Columbia, Maryland engaged in the business of providing natural language text management software tools. Excalibur issued approximately 1,427,000 restricted shares of Excalibur common stock and options to acquire approximately 576,000 restricted shares of Excalibur common stock to the former ConQuest shareholders and optionholders. The transaction will be accounted for as a pooling of interests. The results of operations reported herein for Excalibur for the six months ended July 31, 1995 and the fiscal years ended January 31, 1995 and 1994 include respectively the ConQuest results of operation for the seven months ended July 31, 1995 and the years ended December 31, 1994 and 1993. Information included herein does not include results of operations for ConQuest for the year ended December 31, 1992, because such amounts were not material to the consolidated financial results of operations for Excalibur.

      The Company was incorporated on February 11, 1980 as a New Mexico corporation and reincorporated on September 26, 1989 as a Delaware corporation. The Company's principal executive offices are located at 9255 Towne Centre Drive, 9th Floor, San Diego, California 92121, telephone number
(619) 625-7900.

                                  RISK FACTORS

      A prospective investor should carefully consider all of the information contained in this Prospectus and, in particular, the following:

      Marketing Acceptance of Products and Historical Operating Losses. The Company believes that its future profitability will depend on its ability to effectively market existing and newly-developed software products through a balanced multi-channel distribution network. There can be no assurance that the expenses incurred in connection with the development, introduction and promotion of enhanced or new products will not exceed the Company's expectations, or that these products will generate revenues sufficient to offset these expenses. The Company has operated at a loss for each of the past three fiscal years. The Company reported a net loss of approximately $1,285,000 on revenue of approximately $8,036,000 for the six months ended July 31, 1995 as compared to a net loss of approximately $6,004,000 on revenue of approximately $5,711,000 for the six months ended July 31, 1994. In addition, the Company reported a net loss of approximately $9,388,000 on revenue of approximately $12,638,000 for the fiscal year ended January 31, 1995, a net loss of approximately $8,319,000 on revenue of approximately $12,285,000 for the fiscal year ended January 31, 1994 and a net loss of approximately $7,548,000 on revenue of approximately $7,943,000 for the fiscal year ended January 31, 1993. These losses reflect the Company's expenditures associated with building a marketing organization to sell software products released in 1993 and 1994 and further developing software products during such years. The Company will continue to invest in these programs and, accordingly, operating losses are expected to continue for at least the next 12 months.

      Relationship with Digital Equipment Corporation. Since entering into a distribution agreement with Digital Equipment Corporation ("Digital") in April 1990, the Company has been highly dependent on sales of its software products through Digital to its customers, although the percentage of the Company's total revenues from Digital has declined dramatically in fiscal 1994. During fiscal 1995, 1994 and 1993 revenues from Digital represented approximately 3%, 8% and 32%, respectively, of the Company's total revenues. A decision by Digital to discontinue or further limit its relationship with the Company could result in a significant loss of revenue to the Company.

      Relationship with Nikkei Information Systems Co., Ltd. A significant portion of the Company's revenue is earned in connection with its research and development arrangement with Nikkei Information Systems Co., Ltd. ("NIS"). During fiscal 1995, 1994 and 1993, revenues attributable to NIS represented approximately 3%, 6% and 13%, respectively, of the Company's total revenues. Revenue from NIS is expected to continue to decline as a percentage of the Company's total revenues. A decision by NIS to discontinue or limit its relationship with the Company could result in a significant loss of revenue to the Company.

      Relationship with PRC, Inc. The Company signed an agreement with PRC, Inc. ("PRC"), a systems integrator, in February 1993 providing for a minimum of $2 million in revenues from PRC, payable periodically over two and a half years. For the fiscal years ended January 31, 1995 and 1994, the revenue recognized by the Company under this contract represented 3% and 9%, respectively, of total revenues. A decision by PRC to limit or discontinue its relationship with the Company could result in a significant loss of revenue to the Company.

      Relationship with IBM. In July and August 1993, the Company entered into Cooperative Marketing Agreements with IBM under which IBM made a guaranteed sales commitment to the Company for fiscal 1994, and has made another guaranteed sales commitment for fiscal 1995. Revenues in fiscal 1995 and 1994 from sales generated by IBM represented 12% and 7%, respectively, of total revenues. A decision by IBM to limit or discontinue its relationship with the Company could result in a significant loss of revenue to the Company.

      Lack of Patent Protection. The Company has not applied for patents on most of its technology. The Company regards its software as proprietary and relies primarily on a combination of copyright, trademark and trade secret laws of general applicability, employee confidentiality and invention assignment agreements, distribution and OEM software protection agreements and other intellectual property protection methods to safeguard its technology and software products. The Company also relies upon its efforts to design and produce new products, and upon improvements to existing products, to maintain a competitive position in the marketplace. The Company has no assurance that its technology will remain proprietary.

      Competition. Competition in the computer and communications industry in general, and the computer software industry in particular, is intense. The Company's competitors include many companies which are larger and more established and have substantially more resources than the Company.

      Dependence on Computer Manufacturers. The Company's computer software products are designed to work specifically with Digital and other manufacturers' computer systems; however, the Company has no agreement with the manufacturers of those computers by which it may ensure that the computers will not be redesigned in a manner incompatible with the Company's products.

      Dependence on Key Personnel. The Company's business is substantially dependent upon the active participation and technical expertise of its executive officers and key personnel. The Company's ability to maintain a competitive position in light of technological developments will depend, in large part, on its ability to attract and retain highly qualified personnel, of which there can be no assurance. The Company has acquired $1 million life insurance policies on the lives of each of J. M. Kennedy, its Chief Executive Officer, Patrick Condo, its President, James W. Dowe III, the Company's chief scientist, and the Company's chief engineer. In August, 1995 the Company reported that Mr. Kennedy was temporarily unable to fulfill his duties due to what has been reported to the Company as a stroke. During Mr. Kennedy's absence, Mr. Condo will assume his responsibilities.

      Voting Control by Principal Shareholder. Allen & Company Incorporated ("Allen"), certain officers and shareholders of Allen and certain persons who might be deemed to be related persons of Allen together beneficially own approximately 39.4% of the outstanding shares of Common Stock of the Company. Accordingly, Allen may be deemed to be an "affiliate" of the Company within the meaning of the Securities Act of 1933. As a result of such ownership interest, Allen and such other persons may be able to effectively control the outcome of certain matters requiring a shareholder vote, including offers to acquire the Company and election of directors. In addition, Richard M. Crooks, Jr., the Chairman of the Board of Directors of the Company, is a director of and consultant to Allen.

      Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of one million shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of the Company's Common Stock. Although the Company has no present intention of issuing any shares of Preferred Stock, it can give no assurance that it will not issue Preferred Stock in future. See "Description of Capital Stock - Preferred Stock".

      Certain Anti-Takeover Provisions. Certain provisions of the Company's Certificate of Incorporation, its Stock Option Plan and Delaware law could have the effect, either alone or in combination with each other, of making more difficult, or discouraging an acquisition of the Company deemed undesirable by its Board of Directors. Under the Company's Certificate of Incorporation there are approximately 5,700,000 unreserved shares of Common Stock and 950,000 shares of Preferred Stock available for future issuance without shareholder approval as of September 19, 1995. The existence of authorized but unissued capital stock, together with the continued voting control of the Company by Allen could have the foregoing effect of discouraging an acquisition of the Company. Under the Company's Stock Option Plan, as amended (the "Plan"), in the event of a change in control, stock appreciation rights ("SAR's") and limited SARs outstanding for at least six months and any stock options which are not then exercisable will become fully exercisable and vested. The Plan may have the effect of significantly increasing the costs of acquiring the Company in a hostile takeover. The Company is subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation, such as the Company, from engaging in a wide range of specified transactions with any person who becomes a 15% stockholder, under certain circumstances, within three years after such person became an "interested shareholder."

      Stock Options Outstanding. As of September 19, 1995, the Company had outstanding stock options to purchase an aggregate of 2,471,276 shares of Common Stock at exercise prices ranging from $1.00 to $17.02 per share. These options are likely to be exercised, if at all, at a time when the Company otherwise could obtain a price for the sale of shares of Common Stock which is higher than the option exercise price per share. Such exercise or the possibility of such exercise may impede the Company if it later seeks financing through the sale of additional securities.

      Future Sales of Common Stock. Of the Company's shares of Common Stock currently outstanding, a substantial number of such shares are, and any unregistered shares of Common Stock issued upon exercise of outstanding stock options will be, "restricted securities" as that term is defined under Rule 144 under the Securities Act, which, under certain circumstances, may be sold without registration with the Commission under the Securities Act. An aggregate of approximately 1,572,000 shares of the Company's Common Stock issuable upon exercise of stock options are presently being offered for sale under the Company's registered stock option plan. The Company is unable to predict the effect that sales of Common Stock made under Rule 144 or pursuant to the stock options described above, or otherwise, may have on the then prevailing market price of Common Stock.

      Increased Accounts Receivable. Historically, the Company has generated the majority of its revenue in the last month of a quarter, which creates a higher receivable at the end of a reporting period, as measured by the average sales per day in accounts receivable. Consequently, the amount reported as accounts receivable has always declined as the following quarter unfolds. The average days sales outstanding at July 31, 1995 was 84 days, down from 96 days at January 31, 1995. The average days sales outstanding may be overstated due to annual maintenance contracts sold, which are booked to accounts receivable and deferred revenue and are recognized ratably over the twelve-month period. Maintenance revenues represented 20% of total revenues at January 31, 1995 up from 11% of total revenues at January 31, 1994. The Company's normal payment terms are net 30 days, but the average collection time is about 60 days, including international receivables, which tend to have longer payment cycles. The Company has not had any significant bad debt expense charges. However, in the event that the Company were unable to collect its outstanding accounts receivable, the amount of bad debt expense could increase.

                              PLAN OF DISTRIBUTION

      This Prospectus relates to the sale by Allen of 2,000,000 fully paid and non-assessable shares of the Company's Common Stock, par value $.01 per share. The Shares being registered are intended to cover shares of Common Stock of the Company that Allen, as a registered securities broker-dealer, may sell from time to time solely as a market maker in the NASDAQ system from among shares of the Company's Common Stock that Allen (which may be deemed to be an "affiliate" of the Company within the meaning of the Securities Act) has purchased as a NASDAQ market maker from persons other than the Company. During the past year, there have been from time to time between seven and ten other market makers in the Company's Common Stock who are unaffiliated with the Company and/or Allen.

      The Company will pay all the expenses, estimated to be approximately $17,000, in connection with this offering, other than underwriting commissions and discounts and counsel fees and expenses of Allen.


                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Shares by Allen.



                                    DILUTION

      The net tangible book value of the Company as of July 31, 1995 was approximately $10,999,885 or $0.96 per common share. Since the shares are being offered by Allen, there is no increase in net tangible book value per common share to existing shareholders by virtue of the sale. Without taking into account any changes in net tangible book value after July 31, 1995 or shares issued after that date, the Company had as of that date an aggregate of 11,505,441 shares of Common Stock outstanding with a net tangible book value of $0.96 per share. Assuming a sale at the anticipated offering price set forth below, this will represent an immediate dilution of $15.54 per share to new shareholders. The following table illustrates this dilution per share:

Anticipated offering price per share                   $16.50
Net tangible book value per common
share before offering(1).........         $0.96
Net tangible book value per common
share after offering.............                       $0.96
                                                        -----
Dilution per share to new shareholders(2)              $15.54
                                                        =====

      The calculations above do not take into account the exercise of outstanding stock options. On September 19, 1995, there were outstanding stock options to purchase an aggregate of 2,471,276 shares of Common Stock at exercise prices ranging from $1.00 to $17.02 per share. To the extent that these stock options are exercised, there will be further dilution to new shareholders.

----------

(1) Net tangible book value per common share represents the amount of total tangible assets less total liabilities and preferred stock, divided by the number of shares of Common Stock outstanding at that date.

(2) Dilution is determined by subtracting net tangible book value per common share after the offering from the amount paid by an investor for a share of Common Stock.



                               SELLING SHAREHOLDER

      All of the Shares may be sold from time to time by Allen as a NASDAQ market maker in the Common Stock of the Company.


                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred
Stock, par value $.01 per share, of which 49,587 shares are designated as Cumulative Convertible Preferred Stock. At September 19, 1995, 11,549,541 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued or outstanding, except for 27,180 shares of Cumulative Convertible Preferred Stock.


Common Stock

      The issued and outstanding shares of Common Stock are, and the Shares being offered hereby by Allen will be, validly issued, fully paid and non-assessable. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The Company has not paid any dividends and does not expect to pay cash dividends on its Common Stock in the foreseeable future.

      All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by the shareholders. Cumulative voting in the election of directors is not allowed, which means that the holders of more than 50% of the outstanding shares can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors.

      The shares have no pre-emptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution to shareholders.



Preferred Stock

      The Board of Directors of the Company has the authority to issue 950,413 shares of Preferred Stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the shareholders.

      The Company's 49,587 shares of Cumulative Convertible Preferred Stock are convertible into shares of Common Stock at the rate of ten shares of Common Stock per share of Cumulative Convertible Preferred Stock. Holders of the Cumulative Convertible Preferred Stock are entitled to receive cumulative dividends at $0.50 per share per annum payable annually on April 1, if declared by the Board of Directors, in cash or shares of Common Stock (to be determined by the Board), valued at the lower of $1.00 per share or the market price on the date of declaration. In the event of voluntary liquidation, dissolution or winding-up of the Company, or upon any distribution of assets, whether voluntary or involuntary, holders of the Cumulative Convertible Preferred Stock would have a liquidation preference of $10.00 per share, plus accrued and unpaid dividends.

      The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock and could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The Company has no present plans to issue any shares of Preferred Stock or Cumulative Convertible Preferred Stock.

Certain Anti-Takeover Provisions

      Under the Company's Certificate of Incorporation, there are approximately 5,700,000 unreserved shares of Common Stock, 950,413 shares of Preferred Stock and 22,407 shares of Cumulative Convertible Preferred Stock available for future issuance without shareholder approval, as of September 19, 1995. The existence of authorized but unissued capital stock, together with the continued voting control of the Company by Allen (see "Risk Factors -- Voting Control by Principal Shareholder"), could have the effect, either alone or in combination with each other, of making more difficult or discouraging an acquisition of the Company deemed undesirable by its Board of Directors.

      Under the Company's Stock Option Plan, as amended (the "Plan"), in the event of a change in control, stock appreciation rights ("SAR's") and limited SARs outstanding for at least six months and any stock options which are not then exercisable will become fully exercisable and vested. The Plan may have the effect of significantly increasing the costs of acquiring the Company in a hostile takeover.

      The Company is subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation, such as the Company, from engaging in a wide range of specified transactions with any person who becomes a 15% stockholder, under certain circumstances, within three years after such person became an "interested shareholder." Because Allen & Company Incorporated's stock ownership in the Company, which otherwise would cause it to be such an "interested stockholder," antedates the 1987 effective date of Section 203, Allen is not subject to the prohibitions of such Section.


Transfer Agent

      The transfer agent and registrar for the Common Stock is American Securities Transfer, Inc. of Denver, Colorado.


                                     EXPERTS

      The audited financial statements and schedules of Excalibur Technologies Corporation incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

      The financial statements of ConQuest Software, Inc. as of and for the year ended December 31, 1993 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K/A dated September 12, 1995, have been incorporated in reliance on the report (which contains an explanatory paragraph relating to ConQuest's ability to continue as a going concern as described in
Note 1 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

      The validity of the Common Stock offered hereby will be passed upon for the Company by Holtzmann, Wise & Shepard, 745 Fifth Avenue, New York, New York 10151. Members of that firm beneficially own an aggregate of 25,000 shares of the Company's Common Stock. Jay H. Diamond, a partner in such law firm, is a Director of the Company.

                                     PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.    Other Expenses of Issuance and Distribution.

            Securities and Exchange Commission
              Registration Fee......................$6,552.00
            Legal Fees and Expenses*................$7,500.00
            Accountants' Fees*......................$2,000.00
            Miscellaneous...........................$  948.00

              Total Expenses.......................$17,000.00

            *  Estimated.
      ----------

      All expenses incurred in connection with this registration will be borne by the registrant. Allen shall be responsible for its underwriting commissions and discounts and counsel fees and expenses.


Item 15     Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware empowers the Company to, and the By-laws of the Company provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

      The Company's By-laws provide, pursuant to Section 145 of the General Corporation Law of the State of Delaware, for indemnification of officers, directors, employees and agents of the Company and persons serving at the request of the Company in such capacities within other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their position with the Company or such other business organizations.


Item 16     Exhibits.


             23.2             Consent of Arthur Andersen LLP,
                              Independent Public Accountants.
             23.3             Consent of Price Waterhouse LLP,
                              Independent Public Accountants.


Item 17     Undertakings.

      (a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on the 21st day of September, 1995.

                                    EXCALIBUR TECHNOLOGIES CORPORATION



                                    By:  /s/ Patrick C. Condo
                                         -----------------------------
                                         Patrick C. Condo
                                         President



                                POWER OF ATTORNEY

            Know all men by these presents, that each officer or director of Excalibur Technologies Corporation whose signature appears below constitutes and appoints J.M. Kennedy, David Lambert and Jay H. Diamond and each of them severally her/his true and lawful attorney-in-fact and agent, with full and several power of substitution, for her/him and in her/his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or she/he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or her/his or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

        Signature                    Title                      Date


            *
---------------------------Chief Executive Officer       September 21, 1995
J.M. Kennedy               and Director (Principal
                           Executive Officer and
                           Principal Financial and
                           Accounting Officer)


            *
---------------------------Chairman of                   September 21, 1995
Richard M. Crooks, Jr.     the Board of Directors



                           President (Principal
 /s/ Patrick C. Condo      Executive Officer and
---------------------------Principal Financial           September 21, 1995
Patrick C. Condo           and Accounting Officer)



            *
---------------------------Chief Scientist               September 21, 1995
James W. Dowe III          and Director



 /s/ Jay H. Diamond
---------------------------Director                      September 21, 1995
Jay H. Diamond


            *              Director                      September 21, 1995
---------------------------
W. Frank King III


            *              Director                      September 21, 1995
---------------------------
Philip J. O'Reilly


/s/ Jay H. Diamond                                       September 21, 1995
---------------------------
*Jay H. Diamond
 Attorney-In-Fact

                                  EXHIBIT INDEX



             23.2             Consent of Arthur Andersen LLP,
                              Independent Public Accountants.
             23.3             Consent of Price Waterhouse LLP,
                              Independent Public Accountants